UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                               FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                Commission File Number: 333-44969-01
                                        ------------

                      DESA HOLDINGS CORPORATION
                       DESA INTERNATIONAL, INC.
                      -------------------------
       (Exact name of registrants as specified in their charters)

    236 Public Square, Suite 103, Franklin, TN 37064; (615) 599-6501
    ----------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                 9 7/8% Senior Subordinated Notes Due 2007
                 -----------------------------------------
         (Title of each class of securities covered by this Form)

     Title of all other classes of securities for which a duty to file
reports under Section 13(a) or 15(d) remains:   None.
                                                ----

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6              [X]
         Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 18
             ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, each of DESA Holdings Corporation, the guarantor of the 9 7/8% Senior Subordinated Notes Due 2007 (the "Notes"), and DESA International, Inc., the issuer of the Notes, has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized persons.

Dated: October 15, 2001

DESA INTERNATIONAL, INC.                  DESA HOLDINGS CORPORATION



By: /s/ Stephen L. Clanton                By: /s/ Stephen L. Clanton
    -------------------------------           ------------------------------
    Stephen L. Clanton, Senior Vice           Stephen L. Clanton, Senior Vice
    President and Chief Financial Officer     President and Chief Financial
                                              Officer